                                                               Exhibit 2.




               	NORWEST CORPORATION AND SUBSIDIARIES
       	UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION



The following Unaudited Pro Forma Combined Financial Information has been presented using the pooling of interests method of accounting. The Unaudited Pro Forma Combined Balance Sheet as of December 31, 1993 has been prepared to reflect the acquisition of First United Bank Group, Inc. ("First United") and the acquisitions of the combined balances for St. Cloud National Bank & Trust Co., First National Bank of Arapahoe County, First National Bank of Lakewood, First National Bank of Southeast Denver, Lindeberg Financial Corporation, Bank of Montana System, D.L. Bancshares, Inc., Community Credit Co., Double Eagle Financial Corporation and
LaPorte Bancorporation, (the "Combining Companies") with Norwest Corporation and subsidiaries (the "corporation"), all of which are expected to be consummated in fiscal 1994. The acquisition of First United is not individually significant to the corporation, but is material to the financial statements and the corporation will restate the financial statements as required in a pooling of interests transaction. The acquisitions of the Combining Companies are not significant or material to the financial statements of the corporation, either individually or in the aggregate, and accordingly, the corporation will not restate its financial statements for such acquisitions. Therefore, the Unaudited Pro Forma Combined Income Statement and Unaudited Pro Forma Combined Earnings Per Share Data for the year ended December 31, 1993 represent a combination of the Consolidated Statements of Income of the corporation, First United and the Combining Companies. First United's net loss for the year ended December 31, 1993 includes charges taken pursuant to the merger agreement for additional credit related reserves of approximately $23.6 million and merger related expenses and certain restructuring charges and reserves, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses of approximately $76.1 million. The Unaudited Pro Forma Combined Income Statements and Unaudited Pro Forma Combined
Earnings Per Share Data for the years ended December 31, 1992 and 1991 represent a combination of the Consolidated Statements of Income of the corporation and First United. The Unaudited Pro Forma Combined Financial Information has not been adjusted to reflect immaterial differences in the accounting and reporting policies between the corporation, First United and the Combining Companies. Such Unaudited Pro Forma Combined Financial Information is not necessarily indicative of the consolidated financial position or results of operations which would have actually been attained if the acquisitions had been consummated in the past or what may be attained in the future. Certain of the acquisitions included in the Unaudited Pro Forma Combined Financial Information are pending approval by the regulatory agencies, however, such acquisitions would not have a significant impact on the Unaudited Pro Forma Combined Financial Statements if such approvals were to be denied.

                           NORWEST CORPORATION AND SUBSIDIARIES
                        UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                     DECEMBER 31, 1993

In millions

                                                                               PRO FORMA
                                            FIRST                              COMBINED
                              NORWEST    UNITED BANK  COMBINING   PRO FORMA    BALANCE
ASSETS                      CORPORATION   GROUP,INC.  COMPANIES  ENTRIES (1)    SHEET

Cash and due from banks       $ 2,653.6        246.8       72.1        (10.4)  2,962.1
Federal funds sold and
 resale agreements                405.6        302.1       58.9            -     766.6
Trading account securities        279.1            -          -            -     279.1
Investment securities             813.4        880.4      605.2        (58.6)  2,240.4
Investment securities
 available for sale             1,698.0        514.6          -          7.8   2,220.4
Mortgage-backed securities
 available for sale             8,810.1            -          -            -   8,810.1
   Total investment
    securities                 11,321.5      1,395.0      605.2        (50.8) 13,270.9
Student loans available
 for sale                       1,351.3            -          -            -   1,351.3
Mortgages held for sale         6,090.7            -          -            -   6,090.7
Loans and leases, net
 of unearned discount          26,945.0      1,815.3      848.4        (47.7) 29,561.0
Allowance for credit losses      (744.9)       (46.4)     (16.2)         0.4    (807.1)
   Net loans and leases        26,200.1      1,768.9      832.2        (47.3) 28,753.9
Premises and equipment, net       756.5         85.6       27.7         (0.9)    868.9
Interest receivable and
 other assets                   1,723.9        126.2       42.2          0.1   1,892.4
   Total assets               $50,782.3      3,924.6    1,638.3       (109.3) 56,235.9


LIABILITIES AND
STOCKHOLDERS' EQUITY
Deposits
 Noninterest-bearing          $ 8,338.9        715.4      231.6         (3.7)  9,282.2
 Interest-bearing              24,234.3      2,687.9    1,020.0        (72.3) 27,869.9
   Total deposits              32,573.2      3,403.3    1,251.6        (76.0) 37,152.1
Short-term borrowings           5,805.1        191.7      109.0         (3.8)  6,102.0
Accrued expenses and
 other liabilities              2,033.2         88.6       30.7         (0.1)  2,152.4
Long-term debt                  6,802.4         48.5      100.8        (21.8)  6,929.9
Preferred stock                   341.9         38.1        2.1        (40.2)    341.9
Common stock                      490.2         13.7       14.4         21.5     539.8
Surplus                           413.0        101.8       36.9          8.2     559.9
Retained earnings               2,394.4         38.9       95.7            -   2,529.0
Notes receivable from ESOP        (16.3)           -          -            -     (16.3)
Treasury stock                    (51.5)           -       (2.9)         2.9     (51.5)
Foreign currency translation       (3.3)           -          -            -      (3.3)
   Total common stockholders'
    equity                      3,226.5        154.4      144.1         32.6   3,557.6
   Total stockholders' equity   3,568.4        192.5      146.2         (7.6)  3,899.5
   Total liabilities and
    stockholders' equity      $50,782.3      3,924.6    1,638.3       (109.3) 56,235.9


See note to unaudited pro forma combined balance sheet.

                 NORWEST CORPORATION AND SUBSIDIARIES
          NOTE TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(1) Reflects the 1994 completed and pending acquisitions of:

      St. Cloud National Bank & Trust Co. through the issuance of approximately 1,105,822 of the corporation's common stock,

      Lindeberg Financial Corporation through the issuance of approximately 409,940 shares of the corporation's common stock,

      First National Bank of Arapahoe County through the issuance of approximately 257,319 shares of the corporation's common stock,

      First National Bank of Lakewood through the issuance of approximately 332,952 shares of the corporation's common stock,

      First National Bank of Southeast Denver through the issuance of approximately 792,421 shares of the corporation's common stock,

      First United Bank Group, Inc. through the issuance of approximately 17,784,986 shares of the corporation's common stock,

      Bank of Montana System through the issuance of approximately 4,186,000 shares of the corporation's common stock,

      D.L. Bancshares, Inc. through the issuance of approximately 310,269 shares of the corporation's common stock,

      Community Credit Co. through the issuance of approximately
      3,727,000 shares of the corporation's common stock,

      Double Eagle Financial Corporation through the issuance of approximately 360,000 shares of the corporation's common stock and

      LaPorte Bancorporation through the issuance of approximately 524,322 shares of the corporation's common stock.

    As a result, adjustments of $21,500,000 and $8,200,000 have been made to common stock and surplus, respectively, to properly state the par value of the corporation's common stock and the elimination of Bank of Montana System's treasury stock.

    Also, the pro forma adjustments reflect:

      The elimination of $30,200,000 of First United's preferred stock to reflect the exchange of First United's Series A and Series C preferred stock for the corporation's common stock and the redemption for cash of $7,900,000 of First United's Series B preferred stock.

      The divestiture of certain assets and liabilities of Bank of Montana System's branch banks in Lewistown, Anaconda and Butte, Montana at book value. The proposed divestiture would include $1,100,000 cash, $28,800,000 of net loans, $1,400,000 of net premises and equipment, $100,000 of other assets, $11,700,000 and $72,300,000 of non-interest bearing and interest bearing deposits, respectively, $2,700,000 of short-term borrowings and other liabilities, and $55,300,000 of investment securities to be converted to cash for payment for the excess liabilities to be sold. In addition, an adjustment is made to reflect the retirement of Bank of Montana System's long-term debt of $18,500,000 owed to Norwest Bank Minnesota, N.A., a wholly-owned subsidiary of the corporation, using the proceeds of a loan in such amounts to be made by the corporation to Bank of Montana System at the time of the Merger, and to reflect the related elimination of said loan from the corporation to Bank of Montana System.

      The purchase of $300,000 minority interest of D.L. Bancshares, Inc. and the retirement of D.L. Bancshares, Inc.'s long-term debt of $3,300,000 immediately following the Merger using cash generated from the conversion of investment securities.

      The repayment of $900,000 of Double Eagle Financial Corporation's short-term notes payable using cash provided by United Title Agency of Arizona, Inc., its wholly-owned subsidiary.

      The purchase of $500,000 of other assets from Title Network, Ltd and the contribution of $25,000 to capitalize the joint venture with Peter F. Hunt by American Land Title Co., Inc.

      The purchase of $8,000,000 in demand deposits in Arizona of First Nationwide Bank, A Federal Savings Bank, assumed to be converted into investment securities for a purchase premium of $200,000.

                           NORWEST CORPORATION AND SUBSIDIARIES
                      UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                           FOR THE YEAR ENDED DECEMBER 31, 1993

In millions

                                                                              PRO FORMA
                                            FIRST                              COMBINED
                              NORWEST    UNITED BANK  COMBINING   PRO FORMA     INCOME
                            CORPORATION   GROUP,INC.  COMPANIES    ENTRIES    STATEMENT

Interest income on
 Loans and leases              $2,505.9        142.7       83.9           -     2,732.5
 Investment securities             69.0         58.4       33.8           -       161.2
 Mortgage-backed securities           -            -          -           -           -
 Investment securities
  available for sale              116.0          5.3          -           -       121.3
 Mortgage-backed securities
  available for sale              588.6            -          -           -       588.6
 Student loans available
  for sale                         85.3            -          -           -        85.3
 Mortgages held for sale          326.8            -          -           -       326.8
 Other                             42.5          6.2        0.1           -        48.8
   Total interest income        3,734.1        212.6      117.8           -     4,064.5

Interest expense on
 Deposits                         777.5         74.8       30.2           -       882.5
 Short-term borrowings            234.3          3.8       11.1           -       249.2
 Long-term debt                   346.2          6.3        0.4           -       352.6
   Total interest expense       1,358.0         84.9       41.7           -     1,484.6
     Net interest income        2,376.1        127.7       76.1           -     2,579.9
Provision for credit losses       140.1         18.1        4.5           -       162.7
     Net interest income
      after provision for
      credit losses             2,236.0        109.6       71.6           -     2,417.2

Non-interest income
 Trust                            179.8          7.4        1.1           -       188.3
 Service charges on
  deposit accounts                190.2         21.4        7.6           -       219.2
 Mortgage banking                 472.3          2.5        0.7           -       475.5
 Credit card                      114.3            -          -           -       114.3
 Insurance                        176.8            -        2.5           -       179.3
 Other fees and service charges   157.3          3.6        1.1           -       162.0
 Other                            251.8          7.6       27.6           -       287.0
   Total non-interest income    1,542.5         42.5       40.6           -     1,625.6

Non-interest expenses
 Salaries and benefits          1,416.5         57.9       30.7           -     1,505.1
 Net occupancy                    178.5         10.6        9.6           -       198.7
 Equipment rentals,
  depreciation and
  maintenance                     192.9          9.1        0.3           -       202.3
 Business development             146.9            -          -           -       146.9
 Communication                    162.1          6.8          -           -       168.9
 Data processing                  100.0          8.2          -           -       108.2
 FDIC assessment and
  regulatory examination fees      72.7          6.9          -           -        79.6
 Intangible asset amortization     72.0          8.3          -           -        80.3
 Other                            499.2        102.2       42.8           -       644.2
   Total non-interest expenses  2,840.8        210.0       83.4           -     3,143.2
Income (loss) before income
 taxes and cumulative effect of
 a change in method of
 accounting for postretirement
 medical benefits                 937.7        (57.9)      28.8           -       908.6
Income tax expense (benefit)      284.1        (16.6)       9.8           -       277.3
Net income (loss) before
 cumulative effect of a change
 in method of accounting for
 postretirement medical
 benefits                      $  653.6        (41.3)      19.0           -       631.3


                       NORWEST CORPORATION AND SUBSIDIARIES
                  UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                       FOR THE YEAR ENDED DECEMBER 31, 1992*

In millions

                                                                           PRO FORMA
                                                FIRST                       COMBINED
                                NORWEST      UNITED BANK     PRO FORMA       INCOME
                              CORPORATION     GROUP,INC.      ENTRIES      STATEMENT

Interest income on
 Loans and leases                $2,314.6          140.7             -       2,455.3
 Investment securities              172.9           68.2             -         241.1
 Mortgage-backed securities         573.1              -             -         573.1
 Investment securities
  available for sale                 14.7            2.6             -          17.3
 Mortgage-backed securities
  available for sale                164.5              -             -         164.5
 Student loans available for sale    24.2              -             -          24.2
 Mortgages held for sale            279.4              -             -         279.4
 Other                               43.6            8.3             -          51.9
   Total interest income          3,587.0          219.8             -       3,806.8

Interest expense on
 Deposits                           925.9           89.7             -       1,015.6
 Short-term borrowings              273.5            4.4             -         277.9
 Long-term debt                     309.8            7.3             -         317.1
   Total interest expense         1,509.2          101.4             -       1,610.6
     Net interest income          2,077.8          118.4             -       2,196.2
Provision for credit losses         266.7            4.1             -         270.8
     Net interest income
      after provision for
      credit losses               1,811.1          114.3             -       1,925.4

Non-interest income
 Trust                              162.2            6.7             -         168.9
 Service charges on
  deposit accounts                  170.3           20.4             -         190.7
 Mortgage banking                   275.3            2.4             -         277.7
 Credit card                        134.2              -             -         134.2
 Insurance                          155.1              -             -         155.1
 Other fees and service charges     139.6            2.8             -         142.4
 Other                              192.1           12.4             -         204.5
   Total non-interest income      1,228.8           44.7             -       1,273.5

Non-interest expenses
 Salaries and benefits            1,124.8           50.6             -       1,175.4
 Net occupancy                      172.8            8.9             -         181.7
 Equipment rentals,
  depreciation and
  maintenance                       167.7            8.1             -         175.8
 Business development               113.5              -             -         113.5
 Communication                      140.1            6.0             -         146.1
 Data processing                     94.1            6.4             -         100.5
 FDIC assessment and
  regulatory examination fees        68.9            6.3             -          75.2
 Intangible asset amortization       73.6            2.8             -          76.4
 Other                              481.1           27.6             -         508.7
   Total non-interest expenses    2,436.6          116.7             -       2,553.3
Income before income taxes and
 cumulative effect of a change
 in method of accounting for
 postretirement medical
 benefits                           603.3           42.3             -         645.6
Income tax expense                  163.2           12.4             -         175.6
Net income before cumulative
 effect of a change in method
 of accounting for postretire-
 ment medical benefits           $  440.1           29.9             -         470.0


*Excludes the cumulative effect of a change in accounting for postretirement medical benefits of $76 million.

                        NORWEST CORPORATION AND SUBSIDIARIES
                   UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                        FOR THE YEAR ENDED DECEMBER 31, 1991

In millions

                                                                           PRO FORMA
                                                FIRST                       COMBINED
                                NORWEST      UNITED BANK     PRO FORMA       INCOME
                              CORPORATION     GROUP,INC.      ENTRIES      STATEMENT

Interest income on
 Loans and leases                $2,555.9          145.7             -       2,701.6
 Investment securities              245.3           58.6             -         303.9
 Mortgage-backed securities         740.9              -             -         740.9
 Investment securities
  available for sale                    -              -             -             -
 Mortgage-backed securities
  available for sale                    -              -             -             -
 Student loans available
  for sale                              -              -             -             -
 Mortgages held for sale            192.1              -             -         192.1
 Other                               67.9           19.5             -          87.4
   Total interest income          3,802.1          223.8             -       4,025.9

Interest expense on
 Deposits                         1,373.0          109.5             -       1,482.5
 Short-term borrowings              342.6            9.8             -         352.4
 Long-term debt                     308.6            6.8             -         315.4
   Total interest expense         2,024.2          126.1             -       2,150.3
     Net interest income          1,777.9           97.7             -       1,875.6
Provision for credit losses         401.9            4.5             -         406.4
     Net interest income
      after provision for
      credit losses               1,376.0           93.2             -       1,469.2

Non-interest income
 Trust                              143.8            5.8             -         149.6
 Service charges on
  deposit accounts                  156.7           15.8             -         172.5
 Mortgage banking                   185.9            1.3             -         187.2
 Credit card                        152.4              -             -         152.4
 Insurance                          140.6              -             -         140.6
 Other fees and service charges     125.9            2.7             -         128.6
 Other                              125.9            7.2             -         133.1
   Total non-interest income      1,031.2           32.8             -       1,064.0

Non-interest expenses
 Salaries and benefits              937.8           45.5             -         983.3
 Net occupancy                      154.4            9.2             -         163.6
 Equipment rentals,
  depreciation and
  maintenance                       143.1            7.8             -         150.9
 Business development                90.3              -             -          90.3
 Communication                      124.1            5.2             -         129.3
 Data processing                     90.4            3.9             -          94.3
 FDIC assessment and
  regulatory examination fees        62.8            5.0             -          67.8
 Intangible asset amortization       62.2            2.4             -          64.6
 Other                              274.4           23.0             -         297.4
   Total non-interest expenses    1,939.5          102.0             -       2,041.5
Income before income taxes and
 cumulative effect of a change
 in method of accounting for
 postretirement medical
 benefits                           467.7           24.0             -         491.7
Income tax expense                   66.8            6.6             -          73.4
Net income before cumulative
 effect of a change in method
 of accounting for postretire-
 ment medical benefits           $  400.9           17.4             -         418.3


                 	NORWEST CORPORATION AND SUBSIDIARIES
         	UNAUDITED PRO FORMA COMBINED EARNINGS PER SHARE DATA


Pro forma net income per common share has been computed based on the pro forma combined historical net income and on the historical combined weighted average common shares outstanding giving effect to the issuance of approximately 17.8 million common shares in connection with the acquisition of First United Bank Group, Inc. as of the beginning of the earliest period presented and, in addition, the issuance of approximately 12.0 million common shares in connection with the acquisition of the combining companies as of the beginning of 1993. The following table sets forth amounts, adjusted for the effect of common stock equivalents, used to compute net income per common share data (in millions except per share amounts):

                                                  Year Ended December 31
                                                 1993       1992*      1991
  Net income:
    Used for Primary                           $600.9      437.7      396.9
    Used for Fully Diluted                     $619.9      458.1      405.7

  Average Common and Common Equivalent Shares:
    Used for Primary                            319.7      303.4      297.3
    Used for Fully Diluted                      335.8      322.4      306.8

  Net Income Per Common Share:
    Primary                                    $ 1.88       1.44       1.33
    Fully Diluted                              $ 1.85       1.42       1.32



  * Excludes the cumulative effect of a change in accounting for postretirement medical benefits of $76 million.